Pricing Supplement dated August 18, 2021 to the Product Prospectus Supplement dated April 13, 2021 and Prospectus dated July 10, 2020	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-239012
The Toronto-Dominion Bank $127,200 Put Spread Warrants Linked to the S&P 500® Index Expiring January 31, 2022
General
•
The put spread warrants (the “Warrants”) are cash-settled warrants whose return is linked to the S&P 500® Index (the “Reference Asset”). The Warrants are European-style put spread warrants that will expire worthless if the arithmetic average of the Closing Level of the Reference Asset on each Averaging Date (the “Final Level”) is equal to or greater than the “Strike Level”, which is equal to 95.00% of the Initial level.

•
For each Warrant, if the Final Level is less than the Strike Level, you will receive a cash payment per Warrant equal to the Notional Amount multiplied by the lesser of (i) the Percentage Change (as discussed below) and (ii) the “Spread Cap Percentage” of 10.00%. You do not have the right to exercise your Warrants prior to the Expiration Date.

•	You must have an options-approved brokerage account in order to purchase the Warrants and you must be experienced with respect to options and option transactions.
•
The Warrants are highly speculative leveraged investments that involve a high degree of risk. The Warrants are issued “out-of-the-money”, meaning that the Final Level must decline to less than the Strike Level or the Warrants will expire worthless on the Expiration Date, causing you to lose your Premium. Even if the Final Level declines to less than the Strike Level and the Warrants pay a Cash Settlement Amount, if the Final Level is not sufficiently less than the Strike Level the Cash Settlement Amount will be less than the Premium and you will suffer a loss, and likely a significant loss, on your Warrants. In order to offset the Premium and to receive a positive return on the Warrants the Final Level must be less than the Strike Level by a percentage greater than the Warrant Premium Percentage of 2.12%. Additionally, the Initial Level is equal to the Closing Level of the Reference Asset on the Strike Date, which is lower than the Closing Level of the Reference Asset on the Trade Date and, therefore, the level of the Reference Asset must decline by a greater percentage from its Closing Level on the Trade Date in order to reach a Final Level that is less than the Strike Level by a percentage greater than the Warrant Premium Percentage of 2.12%. Further, the Warrants are put spread Warrants and are subject to the Spread Cap Percentage of 10.00%, meaning that the Cash Settlement Amount is capped at $100.00 per Warrant. As a result, you will not benefit from any decline in the Final Level of more than 15.00% relative to the Initial Level.

•	Any payment on the Warrants is subject to our credit risk.
Key Terms
Issuer:	The Toronto-Dominion Bank (“TD”)
Type of Warrant:	Cash-settled European-style put spread warrants
Reference Asset:	The S&P 500® Index (Bloomberg ticker: SPX)
Premium and Issue Price:	$21.20 per Warrant
Warrant Premium Percentage:	2.12% of the Notional Amount
Minimum Investment:	$10,006.40 and integral multiples of $21.20 in excess thereof
Notional Amount:	$1,000 per Warrant
Term:	Approximately 5.5 months.
Strike Date:	July 30, 2021
Trade Date:	August 18, 2021
Issue Date:	August 23, 2021, which is three Business Days following the Trade Date. See “Supplemental Plan of Distribution (Conflicts of Interest)” herein.
Averaging Dates:
January 25, 2022, January 26, 2022, January 27, 2022, January 28, 2022 and January 31, 2022 (such day may be referred to as the “Expiration Date”). Each “Averaging Date” is a “Valuation Date” for the purposes of the product prospectus supplement and is subject to postponement as described under “General Terms of the Warrants — Market Disruption Events — Market Disruption Events for Warrants with More Than One Valuation Date” in the product prospectus supplement.

Cash Settlement Payment Date:
February 3, 2022, subject to postponement as described further under “General Terms of the Warrants — Market Disruption Events — Market Disruption Events for Warrants with More Than One Valuation Date”. If such day is not a Business Day, the Cash Settlement Payment Date will be the following Business Day.

Cash Settlement Amount:
For each Warrant, the positive amount, if any, payable on  the Cash Settlement Payment Date, calculated as follows:
Notional Amount x lesser of (i) Percentage Change and (ii) Spread Cap Percentage
The Warrants are issued “out-of-the-money”, meaning that the Final Level must decline to less than the Strike Level or the Warrants will expire worthless on the Expiration Date, causing you to lose your Premium. Even if the Final Level declines to less than the Strike Level and the Warrants pay a Cash Settlement Amount, if the Final Level is not sufficiently less than the Strike Level the Cash Settlement Amount will be less than the Premium and you will suffer a loss, and likely a significant loss, on your Warrants. In order to offset the Premium and to receive a positive return on the Warrants the Final Level must be less than the Strike Level by a percentage greater than the Warrant Premium Percentage of 2.12%.
Additionally, the Initial Level is equal to the Closing Level of the Reference Asset on the Strike Date, which is lower than the Closing Level of the Reference Asset on the Trade Date and, therefore, the level of the Reference Asset must decline by a greater percentage from its Closing Level on the Trade Date in order to reach a Final Level that is less than the Strike Level by a percentage greater than the Warrant Premium Percentage of 2.12%.
Further, you will not benefit from any decline in the Final Level of more than 15.00% relative to the Initial Level. If the Final Level declines by more than 15.00% from the Initial Level the return on your Warrants will be limited by the Spread Cap Percentage of 10.00%, meaning that the Cash Settlement Amount would be $100.00 per Warrant.
All amounts used in or resulting from any calculation relating to the Cash Settlement Amount will be rounded upward or downward, as appropriate, to the nearest cent.

Percentage Change:	The quotient, expressed as a percentage, of the following formula: Strike Level – Final Level Initial Level
Spread Cap Percentage:	10.00%
Strike Level:	4,175.497, which is 95.00% of the Initial Level, as determined by the Calculation Agent.
Initial Level:
4,395.26, which was the Closing Level of the Reference Asset on the Strike Date and not on the Trade Date, as determined by the Calculation Agent. The Initial Level is lower than the Closing Level of the Reference Asset on the Trade Date. See “Additional Risk Factors — The Warrants are Highly Speculative Leveraged Investments that Involve a High Degree of Risk of the Warrants Expiring Worthless, in Which Case You Will Suffer a Loss and Likely a Significant Loss on Your Warrants” herein.

Final Level:	The arithmetic average of the Closing Levels of the Reference Asset on each of the Averaging Dates, as determined by the Calculation Agent.
Automatic Exercise:
The Warrants will be automatically exercised on the Expiration date only if the Final Level declines to less than the Strike Level. You do not have the right to exercise your Warrants prior to the Expiration Date.

Options Approved Account:	In order to purchase the Warrants, you must have an options-approved brokerage account for which you are approved to purchase put options.
CUSIP / ISIN:	89114TQ39 / US89114TQ397
The Warrants have complex features and investing in the Warrants involves a high degree of risk. See “Additional Risk Factors” beginning on page P-3 of this pricing supplement, “Additional Risk Factors Specific to the Warrants” beginning on page PS-6 of the product prospectus supplement dated April 13, 2021, (the “product prospectus supplement”) and “Risk Factors” on page 1 of the prospectus dated July 10, 2020 (the “prospectus”). Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Warrants or determined that this pricing supplement, the product prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Public Offering Price[1]	Underwriting Discount[2]	Proceeds to TD2
Per Warrant	$21.20	$1.20	$20.00
Total	$127,200.00	$7,200.00	$120,000.00
[1]	The public offering price for investors purchasing the Warrants in fiduciary accounts may have been low as $20.00 per Warrant.
[2]
TD Securities (USA) LLC (“TDS” or the “Agent”) will receive a commission of $1.20 per Warrant sold in this offering. J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and JPMorgan Chase Bank, N.A. will act as placement agents for the Warrants and, from the commission to TDS, will receive a placement fee of $1.20 for each Warrant they sell in this offering to accounts other than fiduciary accounts. TDS and the placement agents will forgo a commission and placement fee for sales to fiduciary accounts. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement for additional information.

TD SECURITIES (USA) LLC	P-1

Additional Terms of Your Warrants
You should read this pricing supplement together with the prospectus, as supplemented by the product prospectus supplement relating to our Warrants, Series A, of which these Warrants are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the product prospectus supplement; and last, the prospectus. The Warrants may vary from the terms described in the product prospectus supplement in important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Warrants and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors” herein, “Additional Risk Factors Specific to the Warrants” in the product prospectus supplement and “Risk Factors” in the prospectus. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Warrants. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
◾	Prospectus dated July 10, 2020: https://www.sec.gov/Archives/edgar/data/947263/000119312520191153/d937696d424b3.htm

◾	Product Prospectus Supplement dated April 13, 2021: https://www.sec.gov/Archives/edgar/data/0000947263/000114036121012607/brhc10023072_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank”, “we”, “us”, or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
We reserve the right to change the terms of, or reject any offer to purchase, the Warrants prior to their issuance. In the event of any changes to the terms of the Warrants, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

TD SECURITIES (USA) LLC	P-2

Selected Purchase Considerations
•	Inverse Exposure to Reference Asset – If the Final Level declines to less than the Strike Level the Warrants will pay a Cash Settlement Amount on the Cash Settlement Payment Date.
•
Positive Return Only If Final Level declines to less than Strike Level by more than the Warrant Premium Percentage – Even if the Warrants pay a Cash Settlement Amount, in order to offset the Premium and to receive a positive return on the Warrants the Final Level must be less than the Strike Level by a percentage greater than the Warrant Premium Percentage. Additionally, the Initial Level is equal to the Closing Level of the Reference Asset on the Strike Date, which is lower than the Closing Level of the Reference Asset on the Trade Date and, therefore, the level of the Reference Asset must decline by a greater percentage from its Closing Level on the Trade Date in order to reach a Final Level that is less than the Strike Level by a percentage greater than the Warrant Premium Percentage of 2.12%.

•
Cash Settlement Amount Limited By Spread Cap Percentage – If the Warrants pay a Cash Settlement Amount you will not benefit from any decline in the Final Level of more than 15.00% relative to the Initial Level. If the Final Level declines by more than 15.00% from the Initial Level the return on your Warrants will be limited by the Spread Cap Percentage of 10.00%, meaning that the Cash Settlement Amount would be $100.00 per Warrant.

•
Expire Worthless if Out-of-the-Money – If the Final Level increases or remains flat relative to the Strike Level, the Warrants will expire worthless on the Expiration Date and you will lose your Premium in the Warrants.

Additional Risk Factors
The Warrants are highly speculative leveraged investments that involve a high degree of risk. This section describes the most significant risks of an investment in the Warrants. For additional information as to these risks, please see “Additional Risk Factors Specific to the Warrants” in the product prospectus supplement and “Risk Factors” in the prospectus.
Investors should consult their investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Warrants and the suitability of the Warrants in light of their particular circumstances.
Risks Relating to Return Characteristics
The Warrants are Highly Speculative Leveraged Investments that Involve a High Degree of Risk of the Warrants Expiring Worthless, in Which Case You Will Suffer a Loss and Likely a Significant Loss on Your Warrants.
The Warrants are highly speculative leveraged investments that involve a high degree of risk, which may result in the Warrants expiring worthless. The Warrants are issued “out-of-the money,” meaning that the Final Level must decline to less than the Strike Level or the Warrants will expire worthless, in which case you will lose your Premium in the Warrants.
You may lose a significant portion of your Premium even if the Warrants have value on the Expiration Date.
Even if the Final Level declines to less than the Strike Level and the Warrants pay a Cash Settlement Amount, in order to offset the Premium and to receive a positive return on the Warrants the Final Level must be less than the Strike Level by a percentage greater than the Warrant Premium Percentage. If the Final Level is not sufficiently less than the Strike Level the Cash Settlement Amount will be less than the Premium and you will suffer a loss, and likely a significant loss, on your Warrants. Any payment on the Warrants is subject to the creditworthiness of TD.
The Initial Level is equal to the Closing Level of the Reference Asset on the Strike Date, Which Is Lower Than the Closing Level of the Reference Asset on the Trade Date and Increase the Likelihood that the Warrants Will Expire Worthless.
The Initial Level is equal to the Closing Level of the Reference Asset on the Strike Date and not on the Trade Date. The Initial Level is lower than the Closing Level of the Reference Asset on the Trade Date. All things being equal, a lower Initial Level relative to the Closing Level of the Reference Asset on the Trade Date means that the level of the Reference Asset must decline by a greater percentage from its Closing Level on the Trade Date in order to reach a Final Level that is less than the Strike Level by a percentage greater than the Warrant Premium Percentage. This increases the likelihood that the Warrants will expire worthless and that you will lose your Premium in the Warrants.
The Potential Cash Settlement Amount Will Be Limited by the Spread Cap Percentage.
The Warrants are put spread warrants and are subject to the Spread Cap Percentage of 10.00%, meaning that the Cash Settlement Amount is capped at $100.00 per Warrant. As a result, you will not benefit from any decline in the Final Level of more than 15.00% relative to the Initial Level.
The Return on the Warrants, if Any, Will Not Be Affected by All Developments Relating to the Reference Asset prior to each Averaging Date.
The Warrants are European-style and will pay a Cash Settlement Amount only if the Final Level declines to less than the Strike Level. If the Final Level is equal to or greater than the Strike Level the Warrants will expire worthless and you will lose your Premium in the Warrants. Neither you nor we can exercise the Warrants at any time prior to the Expiration Date.
Changes in the level of the Reference Asset during the term of the Warrants before the Averaging Dates will not be reflected in determining the calculation of the Cash Settlement Amount. As a result, your Warrants may expire worthless even if they are “in-the-money” at certain times during the term of the Warrants before the determination of the Final Level on the Expiration Date. Even if the Warrants pay a Cash Settlement Amount, if the Final Level is not less than the Strike Level by a percentage at least equal to the Warrant Premium Percentage,

TD SECURITIES (USA) LLC	P-3

you will suffer a loss, and likely a significant loss, on your Warrants, regardless of the performance of the Reference Asset at other times during the term of the Warrants (including on one or more Averaging Dates).
The Return on the Warrants, if Any, Will Be Based on the Arithmetic Average of the Closing Levels of the Reference Asset on Each of the Averaging Dates.
The Calculation Agent will calculate the Cash Settlement Amount by reference to a Final Level that will be equal to the arithmetic average of the Closing Levels of the Reference Asset on each of the Averaging Dates. In calculating the Final Level, any favorable performance of the Reference Asset on one or more Averaging Dates may be moderated, wholly offset or even reversed by unfavorable performance of the Reference Asset on one or more of the other Averaging Dates. Similarly, the Final Level may be greater than the Closing Level of the Reference Asset on the Expiration Date and, as a result, the Cash Settlement Amount, if any, on the Warrants may be less than if it were based solely on the Closing Level of the Reference Asset on the Expiration Date.
Risks Relating to Characteristics of the Reference Asset
There Are Increased Market Risks Associated with the Reference Asset.
The level of the Reference Asset can rise or fall sharply due to factors specific to the Reference Asset, the Reference Asset Constituents and the issuers of the Reference Asset Constituents (the “Reference Asset Constituent Issuers”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market volatility and levels, interest rates and economic and political conditions. In addition, the Warrants have an increased sensitivity to market risk. Because your investment in the Warrants provides for leveraged short exposure to the Reference Asset, changes in the level of the Reference Asset (both positive and negative) will have a greater impact on the value of the Warrants prior to the Expiration Date, and the Cash Settlement Amount, if any, on your Warrants on the Expiration Date. In addition, recently, the coronavirus infection has caused volatility in the global financial markets and a slowdown in the global economy. Coronavirus or any other communicable disease or infection may adversely affect the Reference Asset Constituent Issuers and, therefore, the Reference Asset. You, as an investor in the Warrants, should make your own investigation into the Reference Asset for your Warrants. For additional information, see “Information Regarding the Reference Asset” herein.
We Have No Affiliation with the Index Sponsor and Will Not Be Responsible for Any Actions Taken by the Index Sponsor.
The index sponsor as specified under “Information Regarding the Reference Asset” (the “Index Sponsor”) is not an affiliate of ours and will not be involved in any offerings of the Warrants in any way. Consequently, we have no control of any actions of the Index Sponsor, including any actions of the type that could adversely affect the level of the Reference Asset. The Index Sponsor does not have any obligation of any sort with respect to the Warrants. Thus, the Index Sponsor has no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the market value of, or return on, the Warrants. None of our proceeds from any issuance of the Warrants will be delivered to the Index Sponsor, except to the extent that we are required to pay the Index Sponsor licensing fees with respect to the Reference Asset.
The Reference Asset Reflects Price Return, Not Total Return.
The return on your Warrants is based on the performance of the Reference Asset, which reflects the changes in the market prices of its Reference Asset Constituents. The Reference Asset is not a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect any dividends paid on the Reference Asset Constituents. Any payment on your Warrants will not include such a total return feature or dividend component.
Risks Relating to Liquidity
There May Not Be an Active Trading Market for the Warrants — Sales in the Secondary Market May Result in Significant Losses.
There may be little or no secondary market for the Warrants. The Warrants will not be listed or displayed on any securities exchange or any electronic communications network. The Agent or another of our affiliates may make a market for the Warrants; however, they are not required to do so and may stop any market-making activities at any time. Even if a secondary market for the Warrants develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Warrants in any secondary market could be substantial. If you sell your Warrants prior to the Expiration Date, you may have to do so at a substantial discount from the Premium irrespective of the level of the Reference Asset at such time, and as a result, you may suffer substantial losses.
The Agent Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Warrants will likely be less than the Premium. The Premium includes, and any price quoted to you is likely to exclude, the underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Warrants. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction.
The Temporary Price at Which the Agent May Initially Buy the Warrants in the Secondary Market May Not Be Indicative of Future Prices of Your Warrants.
Assuming that all relevant factors remain constant after the Trade Date, the price at which the Agent may initially buy or sell the Warrants in the secondary market (if the Agent makes a market in the Warrants, which it is not obligated to do) may exceed the value of the Warrants on the Trade Date as determined by reference to our internal pricing models, as well as the secondary market value of the Warrants, for a temporary period after the Issue Date of the Warrants, as discussed further under “Supplemental Plan of Distribution (Conflicts of Interest)”. The price at which the Agent may initially buy or sell the Warrants in the secondary market may not be indicative of future prices of your Warrants.

TD SECURITIES (USA) LLC	P-4

Risks Relating to Hedging Activities and Conflicts of Interest
There Are Potential Conflicts of Interest Between You and the Calculation Agent.
The Calculation Agent will, among other things, determine whether the Warrants are automatically exercised and, if so, the Cash Settlement Amount on the Warrants. TD will serve as the Calculation Agent. We may appoint a different Calculation Agent after the Issue Date without notice to you. The Calculation Agent will exercise its judgment when performing its functions and may take into consideration our ability to unwind any related hedges. Since this discretion by the Calculation Agent may affect any payment on the Warrants, the Calculation Agent may have a conflict of interest if it needs to make any such decision. For example, the Calculation Agent may have to determine whether a market disruption event affecting the Reference Asset has occurred. This determination may, in turn, depend on the Calculation Agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Because this determination by the Calculation Agent will affect the Cash Settlement Amount on the Warrants, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. For additional information as to the Calculation Agent’s role, see “General Terms of the Warrants — Role of Calculation Agent” in the product prospectus supplement.
Any Averaging Date (including the Expiration Date) and the Cash Settlement Payment Date are Subject to Market Disruption Events and Postponement.
Each Averaging Date (including the Expiration Date), and therefore the Cash Settlement Payment Date, are subject to postponement as described herein and in the product prospectus supplement due to the occurrence of one or more Market Disruption Events. For a description of what constitutes a Market Disruption Event as well as the consequences of that Market Disruption Event, see “General Terms of the Warrants — Market Disruption Events — “Market Disruption Events” With Respect to a Reference Index” and “— Market Disruption Events for Warrants with More Than One Valuation Date” in the product prospectus supplement.
Trading and Business Activities by TD or its Affiliates May Adversely Affect the Market Value and the Cash Settlement Amount of the Warrants.
We, the Agent and/or one or more of our other affiliates may hedge our obligations under the Warrants by purchasing any Reference Asset Constituents, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments on the Reference Asset or the Reference Asset Constituents, and we may adjust these hedges by, among other things, purchasing or selling such instruments or assets at any time. It is possible that we, the Agent and/or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Warrants declines.
We, the Agent and/or one or more of our other affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the Reference Asset or one or more Reference Asset Constituents.
These trading activities may present a conflict between the holders’ interest in the Warrants and the interests we, the Agent or one or more of our other affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our or their customers’ accounts and in accounts under our or their management. These trading activities could be adverse to the interests of the holders of the Warrants.
We, the Agent and/or our respective affiliates may, at present or in the future, engage in business with one or more Reference Asset Constituent Issuers, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These business activities may present a conflict between our and our affiliates’ obligations, and your interests as a holder of the Warrants. Moreover, we or our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Asset or one or more Reference Asset Constituents. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Warrants. Any of these activities by us or one or more of our affiliates may affect the level of the Reference Asset or the price of one or more Reference Asset Constituents and, therefore, the market value of, and any payment on, the Warrants.
Risks Relating to General Credit Characteristics
The Warrants Are Not Standardized Options Issued by the Options Clearing Corporation.
The Warrants are not standardized options of the type issued by the Options Clearing Corporation (the “OCC”), a clearing agency regulated by the SEC. The Warrants are our unsecured, unsubordinated obligations and will rank on a parity in right of payment with all of our deposit liabilities, except for obligations preferred by mandatory provisions of law. Thus, unlike purchasers of OCC standardized options who have the credit benefits of guarantees and margin and collateral deposits by OCC clearing members to protect from a clearing member’s failure, purchasers of Warrants must look solely to TD for performance of its obligations to pay any Cash Settlement Amount of the Warrants, as described further under “ — An Investment in the Warrants Is Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Warrants” in the product prospectus supplement.
Further, the secondary market for the Warrants, if any, will not be as liquid as the market for OCC standardized options and therefore, sales of the Warrants prior to the Expiration Date might result in a price that is at a discount to the theoretical value of the Warrants based on the then-prevailing level of the Reference Asset and other factors as discussed further under “— Risks Relating to Characteristics of the Reference Asset  — There Are Increased Market Risks Associated with the Reference Asset” above.
Risks Relating to Canadian and U.S. Federal Income Taxation
Significant Aspects of the Tax Treatment of the Warrants Are Uncertain.
Significant aspects of the U.S. tax treatment of the Warrants are uncertain. You should consult your tax advisor about your tax situation and should read carefully the section entitled “Tax Consequences — United States Taxation” in the prospectus and “U.S. Federal Income Tax Considerations” below. You should consult your tax advisor as to the U.S. federal income tax consequences of your investment in the Warrants.

TD SECURITIES (USA) LLC	P-5

For a discussion of the Canadian federal income tax consequences of investing in the Warrants, please see the discussion in the prospectus under “Tax Consequences — Canadian Taxation”. If you are not a Non-resident Holder (as that term is defined in the prospectus) for Canadian federal income tax purposes or if you acquire the Warrants in the secondary market, you should consult your tax advisor as to the consequences of acquiring, holding and disposing of the Warrants and receiving any payment that might be due under the Warrants.
General Risk Factors
The Warrants are suitable only for investors with options-approved accounts.
You will not be able to purchase the Warrants unless you have an options-approved brokerage account approved for the purchase of put options. Investors considering purchasing the Warrants should be experienced with respect to options and options transactions and should carefully consider, with their advisors, the suitability of the Warrants in light of their particular circumstances.

TD SECURITIES (USA) LLC	P-6

Put Spread Warrants Linked to the S&P 500® Index Expiring January 31, 2022

Additional Terms
The information in this “Additional Terms” section supplements, and to the extent inconsistent supersedes, the information set forth in the product prospectus supplement and the prospectus.
Issue:	Warrants, Series A
Agent:	TDS
Currency:	U.S. Dollars
Canadian Tax Treatment:	Please see the discussion in the prospectus under “Tax Consequences — Canadian Taxation”, which applies to the Warrants.
Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City.
Calculation Agent:	TD
Listing:	The Warrants will not be listed or displayed on any securities exchange or electronic communications network.
Canadian Bail-in:	The Warrants will not be subject to a bail-in conversion (as defined in the accompanying prospectus).

TD SECURITIES (USA) LLC	P-7

Hypothetical Returns
The hypothetical examples and hypothetical return profile set out below are included for illustration purposes only and show hypothetical examples only; amounts below may have been rounded for ease of analysis. The hypothetical terms below are not estimates or forecasts of the actual terms of the Warrants or level of the Reference Asset on any Trading Day. All examples assume no market disruption event occurs on any Averaging Date, including the Expiration Date. The actual terms of the Warrants are indicated on the cover hereof.
Assumptions for Hypothetical Examples and Hypothetical Return Profile:
Term:	Approximately 6 months
Notional Amount:	$1,000.00 per Warrant
Premium:	$21.20 per Warrant
Warrant Premium Percentage:	2.12% of the Notional Amount per Warrant
Hypothetical Initial Level:	100.00
Hypothetical Strike Level:	95.00, which is 95.00% of the Initial Level
Spread Cap Percentage:	10.00%
Automatic Exercise:	Applicable
Example 1: The Final Level is 105.00, which is greater than the Strike Level.
Because the Final Level is equal to or greater than the Strike Level, the Warrants will expire worthless, resulting in a loss of your entire Premium.
Example 2: The Final Level is 95.00, which is equal to the Strike Level.
Although the Final Level is less than the Initial Level, because the Final Level is equal to or greater than the Strike Level your Warrant will expire worthless, resulting in a loss of your entire Premium. This example demonstrates that the Warrants are issued out-of-the-money relative to the Initial Level.
Example 3: The Final Level is 94.00, which is less than the Strike Level and results in a Percentage Change of 1.00%.
Because the Final Level is less than the Strike Level your Cash Settlement Amount will be calculated as follows:
Cash Settlement Amount	=	Notional Amount x lesser of (i) Percentage Change and (ii) Spread Cap Percentage
	=	$1,000.00 ×
	=	$1,000.00 × 1.00%
	=	$10.00
This example illustrates that a 6.00% decrease in the Final Level relative to the Initial Level results in a Percentage Change of 1.00%, which is less than the Warrant Premium Percentage. Although your Warrant will pay a Cash Settlement Amount, the Cash Settlement Amount will equal $10.00 for each Warrant, which is less than the Premium paid for each Warrant. In this scenario, the corresponding loss on your Warrants is approximately 52.830%.
Example 4:                          The Final Level is 92.88, which is less than the Strike Level and results in a Percentage Change of 2.12%.
Because the Final Level is less than the Strike Level your Cash Settlement Amount will be calculated as follows:
Cash Settlement Amount	=	Notional Amount x lesser of (i) Percentage Change and (ii) Spread Cap Percentage
	=	$1,000.00 ×
	=	$1,000.00 × 2.12%
	=	$21.20
This example illustrates that a 7.12% decrease in the Final Level relative to the Initial Level results in a Percentage Change of 2.12%, which is equal to the Warrant Premium Percentage. The Cash Settlement Amount will equal $21.20 for each Warrant, which is equal to the Premium paid per Warrant. In this scenario, the corresponding return on your Warrants is 0.00%.

TD SECURITIES (USA) LLC	P-8

Example 5: The Final Level is 90.00, which is less than the Strike Level and results in a Percentage Change of 5.00%.
Because the Final Level is less than the Strike Level your Cash Settlement Amount will be calculated as follows:
Cash Settlement Amount	=	Notional Amount x lesser of (i) Percentage Change and (ii) Spread Cap Percentage
	=	$1,000.00 ×
	=	$1,000.00 × 5.00%
	=	$50.00
This example illustrates that a 10.00% decrease in the Final Level relative to the Initial Level results in a Percentage Change of 5.00%. The Cash Settlement Amount will equal $50.00 for each Warrant. In this scenario, the corresponding return on your Warrants is approximately 135.849%.
Example 6: The Final Level is 80.00, which is less than the Strike Level and results in a Percentage Change of 15.00%.
Because the Final Level is less than the Strike Level but the Percentage Change is greater than the Spread Cap Percentage, your Cash Settlement Amount will be calculated as follows:
Cash Settlement Amount	=	Notional Amount x lesser of (i) Percentage Change and (ii) Spread Cap Percentage
	=	$1,000.00 × 10.00%
	=	$100.00
This example illustrates that a 20.00% decrease in the Final Level relative to the Initial Level results in a Cash Settlement Amount limited to $100.00 for each Warrant. In this scenario, the corresponding return on your Warrants is limited to 371.698%.
Hypothetical Return Profile:
Final Level*	Percentage Increase or Decrease From the Initial Level	Percentage Change	Cash Settlement Amount	Cash Settlement Amount minus Premium	Cash Settlement Amount minus Premium as Percentage Return on Premium
0.00	-100.00%	95.00%	$100.00	$78.80	371.698%
25.00	-75.00%	70.00%	$100.00	$78.80	371.698%
50.00	-50.00%	45.00%	$100.00	$78.80	371.698%
60.00	-40.00%	35.00%	$100.00	$78.80	371.698%
70.00	-30.00%	25.00%	$100.00	$78.80	371.698%
80.00	-20.00%	15.00%	$100.00	$78.80	371.698%
85.00	-15.00%	10.00%	$100.00	$78.80	371.698%
87.50	-12.50%	7.50%	$75.00	$53.80	253.774%
90.00	-10.00%	5.00%	$50.00	$28.80	135.849%
91.00	-9.00%	4.00%	$40.00	$18.80	88.679%
92.00	-8.00%	3.00%	$30.00	$8.80	41.509%
92.88	-7.12%	2.12%	$21.20	$0.00	0.000%
93.00	-7.00%	2.00%	$20.00	-$1.20	-5.660%
94.00	-6.00%	1.00%	$10.00	-$11.20	-52.830%
95.00	-5.00%	0.00%	$0.00	-$21.20	-100.000%
97.50	-2.50%	-2.50%	$0.00	-$21.20	-100.000%
100.00	0.00%	-5.00%	$0.00	-$21.20	-100.000%
105.00	5.00%	-10.00%	$0.00	-$21.20	-100.000%
110.00	10.00%	-15.00%	$0.00	-$21.20	-100.000%
120.00	20.00%	-25.00%	$0.00	-$21.20	-100.000%
* Represents the arithmetic average of the Closing Level of the Reference Asset on each of the Averaging Dates.

TD SECURITIES (USA) LLC	P-9

U.S. Federal Income Tax Considerations
Pursuant to the terms of the Warrants, TD and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the Warrants as prepaid derivative contracts (including, potentially, as options) for U.S. federal income tax purposes. If your Warrants are so treated, upon the taxable disposition of a Warrant, you generally should recognize short-term capital gain or loss in an amount equal to the difference between the amount realized on such taxable disposition and your tax basis in the Warrants. Your tax basis in a Warrant generally should equal your cost for the Warrant. The deductibility of capital losses is subject to limitations. Prior to the taxable disposition of your Warrants, you should generally not recognize any taxable income, gain or loss in respect of your Warrants.
Based on certain factual representations received from us, our special U.S. federal income tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that the Warrants should be treated in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Warrants, it is possible that your Warrants could be treated alternatively pursuant to some other characterization, such that the timing and character of your income from the Warrants could differ materially and adversely from the treatment described above, as described further under “Tax Consequences — United States Taxation — U.S. Federal Income Tax Treatment — Alternative Treatments” in the prospectus.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Based on our determination that the Warrants are not “delta-one” with respect to the Reference Asset or any Reference Asset Constituent, our special U.S. tax counsel is of the opinion that the Warrants should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the U.S. Internal Revenue Service (the “IRS”), and the IRS may disagree with this determination. If withholding is required, we will not make payments of any additional amounts. Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Warrants, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Warrants.
Both U.S. and non-U.S. holders should read the more detailed discussion of the U.S. federal income tax consequences of an investment in the Warrants under “Tax Consequences — United States Taxation” in the prospectus and are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Warrants arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of TD).

TD SECURITIES (USA) LLC	P-10

Information Regarding the Reference Asset

All disclosures contained in this document regarding the Reference Asset, including, without limitation, its make-up, method of calculation, and changes in any Reference Asset Constituents, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, the Index Sponsor. The Index Sponsor, which owns the copyright and all other rights to the Reference Asset, has no obligation to continue to publish, and may discontinue publication of, the Reference Asset. None of the websites referenced in the Reference Asset description below, or any materials included in those websites, are incorporated by reference into this document or any document incorporated herein by reference.
The graph below sets forth the information relating to the historical performance of the Reference Asset for the period specified. We obtained the information regarding the historical performance of the Reference Asset in the graph below from Bloomberg Professional® service (“Bloomberg”).
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Level of the Reference Asset on any Averaging Date.

S&P 500® Index
The S&P 500® Index (the “SPX”) includes a representative sample of 500 companies in leading industries of the U.S. economy. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on the NYSE. The Index Sponsor, chooses companies for inclusion in the SPX with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. Although the SPX contains 500 constituent companies, at any one time it may contain greater than 500 constituent trading lines since some companies included in the SPX prior to July 31, 2017 may be represented by multiple share class lines in the SPX. The SPX is calculated, maintained and published by the Index Sponsor and is part of the S&P Dow Jones Indices family of indices. Additional information is available on the following website: spglobal.com/spdji/en/indices/equity/sp-500. We are not incorporating by reference the websites or any material they include in this document or any document incorporated herein by reference.
The Index Sponsor intends for the SPX to provide a performance benchmark for the large-cap U.S. equity markets. Index additions and deletions are made on an as-needed basis and there is no schedule for constituent reviews. Index additions and deletions are announced with at least three business days advance notice. Less than three business days’ notice may be given at the discretion of the Index Sponsor. Relevant criteria for additions to the SPX that are employed by the Index Sponsor include: the company proposed for addition should have an unadjusted company market capitalization of $11.8 billion or more and a security level float-adjusted market capitalization that is at least 50% of the unadjusted minimum market capitalization (for spin-offs, eligibility is determined using when-issued prices, if available); using composite pricing and volume, the ratio of annual dollar value traded (defined as average closing price over the period multiplied by historical volume) in the proposed constituent to float-adjusted market capitalization of that company should be at least 1.00 and the stock should trade a minimum of 250,000 shares in each of the six months leading up to the evaluation date; the company must be a U.S. company (characterized as a Form 10-K filer with its U.S. portion of fixed assets and revenues constituting a plurality of the total and with a primary listing of the common stock on the NYSE, NYSE Arca, NYSE American (formerly NYSE MKT), Nasdaq Global Select Market, Nasdaq Select Market, Nasdaq Capital Market, Cboe BZX (formerly Bats BZX), Cboe BYX (formerly Bats BYX), Cboe EDGA (formerly Bats EDGA) or Cboe EDGX (formerly Bats EDGX) (each, an “eligible exchange”));  the proposed constituent has an investable weight factor (“IWF”) of 10% or more; the inclusion of the company will contribute to sector balance in the SPX relative to sector balance in the market in the relevant market capitalization range; financial viability (the sum of the most recent four consecutive quarters’ Generally Accepted Accounting Principles earnings (net income excluding discontinued operations) should be positive as should the most recent quarter); and, for initial public offerings, the company must be traded on an eligible exchange for at least twelve months (spin-offs or in-specie distributions from existing constituents do not need to be traded on an eligible exchange for twelve months prior to their inclusion in the SPX). In addition, constituents of the S&P MidCap 400® Index and the S&P SmallCap 600® Index can be added to the SPX without meeting the financial viability, IWF and/or liquidity eligibility criteria if the S&P Index Committee decides that such an addition will enhance the representativeness of the SPX as a market benchmark.  Further, constituents of the S&P Total Market Index Ex S&P Composite 1500 (which includes all eligible U.S. common equities except for those included in the SPX, the S&P MidCap 400® Index and the S&P SmallCap 600® Index) that acquire a constituent of the SPX, the S&P MidCap 400® Index or the S&P SmallCap 600® Index that do not fully meet the financial viability or IWF criteria may still be added to the SPX at the discretion of the S&P Index Committee if the S&P Index Committee determines that the addition could minimize turnover and enhance the representativeness of the SPX as a market benchmark. Certain types of organizational structures and securities are always excluded, including business development companies, limited partnerships, master limited partnerships, limited liability companies, OTC bulletin board issues, closed-end funds, exchange-traded funds (“ETFs”), exchange-traded notes, royalty trusts, tracking stocks, special purpose acquisition companies, preferred stock and convertible preferred stock, unit trusts, equity warrants, convertible bonds, investment trusts, rights and American depositary receipts. SPX Constituents are deleted from the SPX when they are involved in mergers, acquisitions or significant restructurings such that they no longer meet the inclusion criteria, and when they substantially violate one or more of the addition criteria. SPX Constituents that are delisted or moved to the pink sheets or the OTC bulletin board are removed, and those that experience a trading halt may be retained or removed in the Index Sponsor’s discretion. The Index Sponsor evaluates additions and deletions with a view to maintaining SPX continuity.
For constituents included in the SPX prior to July 31, 2017, all publicly listed multiple share class lines are included separately in the SPX, subject to, in the case of any such share class line, that share class line satisfying the liquidity and float criteria discussed above and

TD SECURITIES (USA) LLC	P-11

subject to certain exceptions.  It is possible that one listed share class line of a company may be included in the SPX while a second listed share class line of the same company is excluded.  For companies that issue a second publicly traded share class to SPX share class holders, the newly issued share class line is considered for inclusion if the event is mandatory and the market capitalization of the distributed class is not considered to be de minimis.
As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the SPX. Only common shares are considered when determining whether a company has a multiple share class structure. Constituents of the SPX prior to July 31, 2017 with multiple share class lines will be grandfathered in and continue to be included in the SPX. If a SPX Constituent reorganizes into a multiple share class line structure, that company will be reviewed for continued inclusion in the SPX at the discretion of the S&P Index Committee.
Select information regarding top constituents and industry and/or sector weightings may be made available by the Index Sponsor on its website.
Calculation of the SPX
The SPX is calculated using a base-weighted aggregative methodology. The level of the SPX on any day for which a level is published is determined by a fraction, the numerator of which is the aggregate of the market price of each SPX Constituent times the number of shares of such SPX Constituent, and the denominator of which is the divisor, which is described more fully below. The “market value” of any SPX Constituent is the product of the market price per share of that SPX Constituent times the number of the then-outstanding shares of such SPX Constituent that are then included in the SPX .
The SPX is also sometimes called a “base-weighted aggregative index” because of its use of a divisor. The “divisor” is a value calculated by the Index Sponsor that is intended to maintain conformity in the SPX levels over time and is adjusted for all changes in the SPX Constituents’ share capital after the “base date” as described below. The level of the SPX reflects the total market value of all SPX Constituents relative to the SPX’s base date of 1941-43.
In addition, the SPX is float-adjusted, meaning that the share counts used in calculating the SPX reflect only those shares available to investors rather than all of a company’s outstanding shares. The Index Sponsor seeks to exclude shares held by long-term, strategic shareholders concerned with the control of a company, a group that generally includes the following: officers and directors and related individuals whose holdings are publicly disclosed, private equity, venture capital, special equity firms, asset managers and insurance companies with board of director representation, publicly traded companies that hold shares in another company, holders of restricted shares (except for shares held as part of a lock-up agreement), company-sponsored employee share plans/trusts, defined contribution plans/savings, investment plans, foundations or family trusts associated with the company, government entities at all levels (except government retirement or pension funds), sovereign wealth funds and any individual person listed as a 5% or greater stakeholder in a company as reported in regulatory filings (collectively, “strategic holders”). To this end, the Index Sponsor excludes all share-holdings (other than depositary banks, pension funds (including government pension and retirement funds), mutual funds, ETF providers, investment funds, asset managers (including hedge funds with no board of director representation), investment funds of insurance companies (except in certain countries where insurance companies may be considered strategic holders based on regulatory issues and country-specific practices) and independent foundations not associated with the company) with a position greater than 5% of the outstanding shares of a company from the float-adjusted share count to be used in SPX calculations.
The exclusion is accomplished by calculating an IWF for each SPX Constituent that is part of the numerator of the float-adjusted index fraction described above:
IWF = (available float shares)/(total shares outstanding)
where available float shares is defined as total shares outstanding less shares held by strategic holders. In most cases, an IWF is reported to the nearest one percentage point. For companies with multiple share class lines, a separate IWF is calculated for each share class line. In most cases, an IWF is reported to the nearest one percentage point.
Maintenance of the SPX
In order to keep the SPX comparable over time the Index Sponsor engages in an index maintenance process. The SPX maintenance process involves changing the constituents as discussed above, and also involves maintaining quality assurance processes and procedures, adjusting the number of shares used to calculate the SPX, monitoring and completing the adjustments for company additions and deletions, adjusting for stock splits and stock dividends and adjusting for other corporate actions. In addition to its daily governance of indices and maintenance of the SPX methodology, at least once within any 12 month period, the S&P Index Committee reviews the SPX methodology to ensure the SPX continues to achieve the stated objective, and that the data and methodology remain effective. The S&P Index Committee may at times consult with investors, market participants, security issuers included in or potentially included in the SPX, or investment and financial experts.
Divisor Adjustments
The two types of adjustments primarily used by the Index Sponsor are divisor adjustments and adjustments to the number of shares (including float adjustments) used to calculate the SPX. Set forth below is a table of certain corporate events and their resulting effect on the divisor and the share count. If a corporate event requires an adjustment to the divisor, that event has the effect of altering the market value of the affected SPX Constituent and consequently of altering the aggregate market value of the SPX Constituents following the event. In order that the level of the SPX not be affected by the altered market value (which could be an increase or decrease) of the affected SPX Constituent, the Index Sponsor generally derives a new divisor by dividing the post-event market value of the SPX Constituents by the pre-event SPX level, which has the effect of reducing the SPX’s post-event level to the pre-event level.

TD SECURITIES (USA) LLC	P-12

Changes to the Number of Shares of a Constituent
The index maintenance process also involves tracking the changes in the number of shares included for each of the SPX Constituents. The timing of adjustments to the number of shares depends on the type of event causing the change, and whether the change represents 5% or more of the total share count (for companies with multiple share class lines, the 5% threshold is based on each individual share class line rather than total company shares). Changes as a result of mandatory events, such as mergers or acquisition driven share/IWF changes, stock splits and mandatory distributions are not subject to a minimum threshold for implementation and are implemented when the transaction occurs. At the Index Sponsor’s discretion, however, de minimis merger and acquisition changes may be accumulated and implemented with the updates made with the quarterly share updates as described below. Changes in a constituent’s total shares of at least 5% due to public offerings (which must be underwritten, have a publicly available prospectus or prospectus summary filed with the Securities and Exchange Commission and include a public confirmation that the offering has been completed) are eligible for next day implementation. Next day implementation will include a review of the company’s IWF using the latest publicly available ownership data. Any change in the IWF of at least five percentage points resulting from the review is implemented with the share update. Shares sold as part of a forward sale agreement are not eligible for next day implementation as these shares are not included in the company’s share count until full settlement of the agreement. Share updates resulting from the settlement of forward sale agreements are updated in a future weekly or quarterly rebalancing.
Share changes of 5% or greater resulting from aggregated smaller share change events are implemented when the Index Sponsor is able to validate the cumulative change. Share changes are applied weekly and are announced on Fridays for implementation after the close of trading on the following Friday. For changes of less than 5%, on the third Friday of the last month in each calendar quarter, the Index Sponsor updates the share totals of companies in the SPX as required by any changes in the number of shares outstanding. The Index Sponsor implements a share / IWF freeze beginning after the market close on the Tuesday preceding the second Friday of each quarterly rebalancing month and ending after the market close on the third Friday of the quarterly rebalancing month. During this frozen period, shares and IWFs are not changed except for mandatory corporate action events (merger activity, stock splits and rights offerings).
Adjustments for Corporate Actions
There is a large range of corporate actions that may affect companies included in the SPX. Certain corporate actions require the Index Sponsor to recalculate the share count or the float adjustment or to make an adjustment to the divisor to prevent the level of the SPX from changing as a result of the corporate action. This helps ensure that the movement of the SPX does not reflect the corporate actions of individual companies in the SPX.
Spin-Offs
As a general policy, a spin-off security is added to the SPX on the ex-date at a price of zero (with no divisor adjustment) and will remain in the SPX for at least one trading day. On the ex-date the spin-off will have the same attributes and capping adjustment factor as its parent company. The spin-off security will remain in the SPX if it meets all eligibility criteria. If the spin-off security is determined ineligible to remain in the SPX, it will generally be removed after at least one day of regular way trading (with a divisor adjustment). The weight of the spin-off being deleted is reinvested across all the SPX Constituents proportionately such that the relative weights of all SPX Constituents are unchanged. The net change in SPX market capitalization will cause a divisor change.
Companies that are spun off from a SPX Constituent do not need to meet the eligibility criteria for new constituents, but they should be considered U.S. domiciled for SPX purposes. At the discretion of the S&P Index Committee, a spin-off company may be retained in the SPX if the S&P Index Committee determines it has a total market capitalization representative of the SPX. If the spin-off company’s estimated market capitalization is below the minimum for addition criteria but there are other SPX Constituents that have a significantly lower total market capitalization than the spin-off company, the S&P Index Committee may decide to retain the spin-off company in the SPX.
Several additional types of corporate actions, and their related treatment, are listed in the table below.
Corporate Action	Treatment
SPX Constituent addition/deletion
Addition
SPX Constituents are added at the float market capitalization weight. The net change to the SPX market capitalization causes a divisor adjustment.
Deletion
The weights of all SPX Constituents in the SPX will proportionally change. Relative weights will stay the same. The divisor will change due to the net change in the SPX market capitalization.

Change in shares outstanding	Increasing (decreasing) the shares outstanding increases (decreases) the market capitalization of the SPX. The change to the SPX market capitalization causes a divisor adjustment.

TD SECURITIES (USA) LLC	P-13

Split/reverse split	Shares outstanding are adjusted by split ratio. Stock price is adjusted by split ratio. There is no change to the SPX market capitalization and no divisor adjustment.
Change in IWF	Increasing (decreasing) the IWF increases (decreases) the market capitalization of the index. A net change to the SPX market capitalization causes a divisor adjustment.
Ordinary dividend	When a company pays an ordinary cash dividend, the SPX does not make any adjustments to the price or shares of the stock. As a result there are no divisor adjustments to the SPX.
Special dividend	The stock price is adjusted by the amount of the special dividend. The net change to the SPX market capitalization causes a divisor adjustment.
Rights Offering
All rights offerings that are in-the-money on the ex-date are applied under the assumption the rights are fully subscribed. The stock price is adjusted by the value of the rights and the shares outstanding are increased by the rights ratio. The net change in market capitalization causes a divisor adjustment.

Any company that is removed from the SPX, the S&P MidCap 400® Index or the S&P SmallCap 600® Index must wait a minimum of one year from its removal date before being reconsidered as a replacement candidate for the SPX.
Recalculation Policy
The Index Sponsor reserves the right to recalculate and republish the SPX at its discretion in the event one of the following issues has occurred: (1) incorrect or revised closing price of one or more constituent securities; (2) missed corporate event; (3) incorrect application of corporate action or SPX methodology; (4) late announcement of a corporate event; or (5) incorrect calculation or data entry error. The decision to recalculate the SPX is made at the discretion of the index manager and/or index committee, as further discussed below. The potential market impact or disruption resulting from the potential recalculation is considered when making any such decision. In the event of an incorrect closing price, a missed corporate event or a misapplied corporate action, a late announcement of a corporate event, or an incorrect calculation or data entry error that is discovered within two trading days of its occurrence, the index manager may, at his or her discretion, recalculate the SPX without involving the index committee. In the event any such event is discovered beyond the two trading day period, the index committee shall decide whether the SPX should be recalculated. In the event of an incorrect application of the methodology that results in the incorrect composition and/or weighting of SPX Constituents, the index committee shall determine whether or not to recalculate the SPX following specified guidelines. In the event that the SPX is recalculated, it shall be done within a reasonable timeframe following the detection and review of the issue.
Calculations and Pricing Disruptions
Closing levels for the SPX are calculated by the Index Sponsor based on the closing price of the individual constituents of the SPX as set by their primary exchange. Closing prices are received by the Index Sponsor from one of its third party vendors and verified by comparing them with prices from an alternative vendor. The vendors receive the closing price from the primary exchanges. Real-time intraday prices are calculated similarly without a second verification. Prices used for the calculation of real time SPX levels are based on the “Consolidated Tape”. The Consolidated Tape is an aggregation of trades for each constituent over all regional exchanges and trading venues and includes the primary exchange. If there is a failure or interruption on one or more exchanges, real-time calculations will continue as long as the “Consolidated Tape” is operational.
If an interruption is not resolved prior to the market close, official closing prices will be determined by following the hierarchy set out in NYSE Rule 123C. A notice is published on the Index Sponsor website at spdji.com indicating any changes to the prices used in SPX calculations. In extreme circumstances, the Index Sponsor may decide to delay SPX adjustments or not publish the SPX. Real-time indices are not restated.
Unexpected Exchange Closures
An unexpected market/exchange closure occurs when a market/exchange fully or partially fails to open or trading is temporarily halted. This can apply to a single exchange or to a market as a whole, when all of the primary exchanges are closed and/or not trading. Unexpected market/exchange closures are usually due to unforeseen circumstances, such as natural disasters, inclement weather, outages, or other events.
To a large degree, the Index Sponsor is dependent on the exchanges to provide guidance in the event of an unexpected exchange closure. The Index Sponsor’s decision making is dependent on exchange guidance regarding pricing and mandatory corporate actions.
NYSE Rule 123C provides closing contingency procedures for determining an official closing price for listed securities if the exchange is unable to conduct a closing transaction in one or more securities due to a system or technical issue.

TD SECURITIES (USA) LLC	P-14

3:00 PM ET is the deadline for an exchange to determine its plan of action regarding an outage scenario. As such, the Index Sponsor also uses 3:00 PM ET as the cutoff.
If all major exchanges fail to open or unexpectedly halt trading intraday due to unforeseen circumstances, the Index Sponsor will take the following actions:
Market Disruption Prior to Open of Trading:
(i)    If all exchanges indicate that trading will not open for a given day, the Index Sponsor will treat the day as an unscheduled market holiday. The decision will be communicated to clients as soon as possible through the normal channels. Indices containing multiple markets will be calculated as normal, provided that at least one market is open that day. Indices which only contain closed markets will not be calculated.
(ii)  If exchanges indicate that trading, although delayed, will open for a given day, the Index Sponsor will begin index calculation when the exchanges open.
Market Disruption Intraday:
(i)    If exchanges indicate that trading will not resume for a given day, the SPX level will be calculated using prices determined by the exchanges based on NYSE Rule 123C. Intraday SPX levels will continue to use the last traded composite price until the primary exchange publishes official closing prices.
License Agreement
S&P® is a registered trademark of Standard & Poor’s Financial Services LLC and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by the Index Sponsor. “Standard & Poor’s®,” “S&P 500®” and “S&P®” are trademarks of Standard & Poor’s Financial Services LLC. These trademarks have been sublicensed for certain purposes by us. The SPX is a product of the Index Sponsor and/or its affiliates and has been licensed for use by us.
The Warrants are not sponsored, endorsed, sold or promoted by the Index Sponsor, Standard & Poor’s Financial Services LLC or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the Warrants or any member of the public regarding the advisability of investing in securities generally or in the Warrants particularly or the ability of the SPX to track general market performance. S&P Dow Jones Indices’ only relationship to us with respect to the SPX is the licensing of the SPX and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The SPX is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the Warrants. S&P Dow Jones Indices have no obligation to take our needs or the needs of holders of the Warrants into consideration in determining, composing or calculating the SPX. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the Warrants or the timing of the issuance or sale of the Warrants or in the determination or calculation of the equation by which the Warrants are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the Warrants. There is no assurance that investment products based on the SPX will accurately track SPX performance or provide positive investment returns. S&P and its subsidiaries are not investment advisors. Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the Warrants currently being issued by us, but which may be similar to and competitive with the Warrants. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the SPX. It is possible that this trading activity will affect the value of the Warrants.
S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE SPX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE WARRANTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE SPX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

TD SECURITIES (USA) LLC	P-15

Historical Information
The graph below illustrates the performance of the Reference Asset from August 18, 2011 through August 18, 2021. The dotted line represents the Strike Level of 4,175.497, which is equal to 95.00% of the Initial Level. The Initial Level was the Closing Level of the Reference Asset on the Strike Date and not on the Trade Date, and is lower than the Closing Level of the Reference Asset on the Trade Date.
We obtained the information regarding the historical performance of the Reference Asset in the graph below from Bloomberg.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Level of the Reference Asset on any Averaging Date.

S&P 500® Index (SPX)

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

TD SECURITIES (USA) LLC	P-16

Supplemental Plan of Distribution (Conflicts of Interest)
We have appointed TDS, an affiliate of TD, as the Agent for the sale of the Warrants. Pursuant to the terms of a distribution agreement, TDS will purchase the Warrants from TD at the public offering price less a concession equal to the underwriting discount set forth on the cover page of this pricing supplement. J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and JPMorgan Chase Bank, N.A. will act as placement agents for the Warrants and, from the commission to TDS, will receive a placement fee of $1.20 for each Warrant they sell in this offering to accounts other than fiduciary accounts. TDS and the placement agents will forgo a commission and placement fee for sales to fiduciary accounts. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Warrants, and TD will pay TDS a fee in connection with its role in the offer and sale of the Warrants.
Delivery of the Warrants will be made against payment therefor on the Issue Date, which is the third Business Day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two Business Days (“T+2”), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Warrants in the secondary market on any date prior to two Business Days before delivery of the Warrants will be required, by virtue of the fact that each Warrant initially will settle in three Business Days (“T+3”), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.
Conflicts of Interest. TDS is an affiliate of TD and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Warrants, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. This offering of the Warrants will be conducted in compliance with the provisions of FINRA Rule 5121. In accordance with FINRA Rule 5121, neither TDS nor any other affiliated agent of ours is permitted to sell the Warrants in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
We, TDS, another of our affiliates or third parties may use this pricing supplement and any document incorporated herein by reference in the initial sale of the Warrants. In addition, we, TDS, another of our affiliates or third parties may use this pricing supplement and any document incorporated herein by reference in a market-making transaction in the Warrants after their initial sale. If a purchaser buys the Warrants from us, TDS, another of our affiliates or a third party, this pricing supplement is being used in a market-making transaction unless we, TDS, another of our affiliates or such third party informs such purchaser otherwise in the confirmation of sale.
Assuming that all relevant factors remain constant after the Trade Date, the price at which the Agent may initially buy or sell the Warrants in the secondary market, if any, may exceed the value of the Warrants on the Trade Date as determined by reference to our internal pricing models, for a temporary period of approximately 3 months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Warrants and other costs in connection with the Warrants which we will no longer expect to incur over the term of the Warrants. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Warrants and any agreement we may have with the distributors of the Warrants. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Issue Date of the Warrants based on changes in market conditions and other factors that cannot be predicted.
Prohibition of Sales to EEA and United Kingdom Retail Investors
The Warrants are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Warrants or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared and therefore offering or selling the Warrants or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation.

TD SECURITIES (USA) LLC	P-17

Validity of the Warrants
In the opinion of Cadwalader, Wickersham & Taft LLP, as counsel to the issuer, when the Warrants offered by this pricing supplement have been executed and issued by the issuer and countersigned by the warrant agent pursuant to the warrant agreement and delivered, paid for and sold as contemplated herein, the Warrants will be valid and binding obligations of the issuer, enforceable against the issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by McCarthy Tétrault LLP, Canadian legal counsel for the issuer, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the warrant agent’s authorization, execution and delivery of the warrant agreement and, with respect to the Warrants, countersignature of the Warrants and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated June 8, 2020 filed as Exhibit 5.1 to the Registration Statement on Form F-3 on June 8, 2020.
In the opinion of McCarthy Tétrault LLP, the issue and sale of the Warrants has been duly authorized by all necessary corporate action on the part of TD, and when the Warrants have been executed and issued by TD and countersigned by the warrant agent pursuant to the warrant agreement and delivered, paid for and sold as contemplated herein, the Warrants will, to the extent validity of the Warrants is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, be valid obligations of TD, subject to the following limitations: (i) the enforceability of the Warrant Agreement is subject to bankruptcy, insolvency, reorganization, arrangement, winding up, moratorium and other similar laws of general application limiting the enforcement of creditors’ rights generally; (ii) the enforceability of the Warrant Agreement is subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief and specific performance, is in the discretion of a court; (iii) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada; and (iv) the enforceability of the Warrant Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Warrant Agreement to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to: (i) the assumption that the Warrant Agreement has been duly authorized, executed and delivered by, and constitutes a valid and legally binding obligation of, the warrant agent, enforceable against the warrant agent in accordance with its terms; and (ii) customary assumptions about the genuineness of signatures and certain factual matters all as stated in the letter of such counsel dated June 8, 2020, which has been filed as Exhibit 5.2 to the Registration Statement on Form F-3 filed by TD on June 8, 2020.

TD SECURITIES (USA) LLC	P-18